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                                                                     EXHIBIT 5.1

                           JONES, DAY, REAVIS & POGUE
                               3500 SunTrust Plaza
                           303 Peachtree Street, N.E.
                             Atlanta, Georgia 30308

                                 March 26, 2002

Cumulus Media Inc.
3535 Piedmont Road
Building 14, Fourteenth Floor
Atlanta, GA 30305


Re: Registration of 11,384,515 shares of Class A Common Stock, par value $.01 per share, of Cumulus Media Inc.

Gentlemen:

         We are acting as counsel for Cumulus Media Inc., an Illinois corporation (the "Company"), in connection with the registration for resale by certain selling security holders of up to an aggregate of 11,384,515 shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), as contemplated by the prospectus (the "Prospectus") forming part of the Registration Statement on Form S-3 (SEC File No. 333-83980).

         In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized and, when issued and delivered (1) pursuant to the terms and conditions of the Acquisition Agreement, dated as of November 18, 2001, as amended, by and among the Company and the other parties thereto (the "Acquisition Agreement"), against payment of the consideration therefor as provided therein, or (2) upon conversion of the shares of the Company's Class B Common Stock, par value $.01 per share, or exercise of the warrants (pursuant to their terms and upon payment of the exercise price thereof) issued and delivered pursuant to the terms and conditions of the Acquisition Agreement, as the case may be, assuming that sufficient authorized shares of the Company's Class A Common Stock, par value $.01 per share, are then authorized and available for issuance, will be validly issued, fully paid and non-assessable.

         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the Illinois Business Corporation Act, including the applicable provisions of the Constitution of the State of Illinois and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Illinois or any other jurisdiction.



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         We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement on Form S-3 referred to above and to the reference to us under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ Jones, Day, Reavis & Pogue